EXHIBIT 10.2
HAWK CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN

1.           Purpose

The Hawk Corporation Annual Incentive Compensation Plan (the “Plan”) is designed to attract, retain, and reward highly-qualified executives who are important to the Company’s success and to provide incentives relating directly to the financial performance and long-term growth of the Company.

2.           Definitions

(a)         “Award” means an incentive award entitling an Executive Officer to receive performance-based incentive compensation based on reference to specified levels of, growth in, or ratios involving, one or more Performance Goals, or any other amounts determined by the Committee, pursuant to terms and conditions of the Plan.

(b)         “Board” means the Board of Directors of Hawk Corporation.

(c)         “Code” means the Internal Revenue Code of 1986, as amended.

(d)         “Committee” means the Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

(e)         “Company” means Hawk Corporation and any other corporation in which Hawk Corporation controls, directly or indirectly fifty percent (50%) or more of the combined voting power of all classes of voting securities.

(f)         “EBITDA” means the Company’s earnings before interest, taxes, depreciation and amortization (before consideration of the incentive awards paid under this Plan and under a similar plan for all salaried and eligible hourly employees) for each Plan Year.

(g)         “Executive Officer” means any officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).

(h)         “Participant” means an Executive Officer of the Company.

(i)         “Performance Goal” means the corporate performance goals considered by the Committee that may include the attainment of one or more of the following: EBITDA, earnings per share from continuing operations, internal growth, new business awards, new product development, economic value added, operating income, revenues, gross margin, return on operating assets, return on equity, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), cost control, acquisitions or divestitures, customer relationships, or other items deemed material to the short or long term success of the Company.

(j)         “Plan” means the Hawk Corporation Annual Incentive Compensation Plan.

(k)         “Plan Year” means a period beginning on January 1 of each calendar year and continuing through December 31 of such calendar year.

(l)         “Section 409A” means Section 409A of the Code and the U.S. Treasury Regulations and other interpretive guidance issued thereunder.

3.           Eligibility

Only Executive Officers are eligible to participate in the Plan.

4.           Administration

The Committee shall administer the Plan.  The Committee will approve the Performance Goals, participation, target Awards, actual Awards, timing of payment and other action necessary to the administration of the Plan.  The Committee’s decisions shall be final, conclusive, and binding upon all persons.  The provisions of the Plan are intended to ensure that all Awards granted hereunder to any Participant who is or may be a “covered employee” (within the meaning of Section 162(m)(3) of the Code) qualify for the Section 162(m) exception for performance-based compensation, and all Awards and the Plan shall be interpreted and operated consistent with that intention.  The Committee has the authority to interpret the Plan and the Awards, to proscribe, amend and rescind rules and regulation relating to the Plan and the Awards and to make all other determinations deemed necessary or advisable for the administration of the Plan and the Awards, including anything necessary to comply with the requirements of Section 162(m) of the Code.

The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, whether or not such persons are similarly situated.  With limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make nonuniform and selective determinations and to establish nonuniform and selective performance goals, performance criteria and the weightings thereof.

5.           Awards

The Committee may make Awards to Participants with respect to each Plan Year, subject to the terms and conditions set forth in the Plan.

Establishment of Awards and Performance Goals.  Within 90 days after the commencement of each Plan Year (or such other date as required by Section 162(m) of the Code and the regulations promulgated thereunder), the Committee shall, in writing, select the Participants for such Plan Year and set the Performance Goals and target Award (dollar amounts calculated by reference to such Performance Goals) for each Participant for such Plan Year.  No Participant will be assigned an Award greater than $4,000,000 for any Plan Year.  The method used to determine the Award shall be stated in terms of objective formulas that preclude discretion to increase the amount of the Award that would otherwise be due upon the attainment of the Performance Goals.  No provision in this Plan shall preclude the Committee from exercising negative discretion to reduce any Award hereunder.

A Participant’s Award opportunity in any Plan Year is the maximum amount that the Participant may receive under the Plan in that Plan Year.  Whether or not a Participant will receive all or any portion of his Award will be based on the achievement of Performance Goals established for that Participant for the Plan Year and on the achievement of any individual goals.

Award Determination.  At the end of the Plan Year, the Committee shall certify, in writing, prior to the payment of any Award, whether and to what extent the Performance Goals have been achieved for the Plan Year.  Notwithstanding the attainment of the Performance Goal, the Committee shall have the discretion to reduce or eliminate the Award amount based upon the performance of the Company or the individual goals of the Participant or such other factors as the Committee determines in its discretion.  The Committee may not increase the amount of such Award or waive the achievement of the Performance Goal.

Payments under this Plan shall be made no later than March 15 of the calendar year following the end of the applicable calendar year in which the amounts are earned and accrued.  Payment of any Award under the Plan shall be made in cash.

The Committee shall have the right to allow Participants to elect to defer up to 100% of their Award pursuant to the Hawk Corporation Deferred Compensation Plan (effective June 1, 2007) (the “Deferred Compensation Plan”), subject to the terms and conditions as the Committee may determine and subject to all requirements under such Deferred Compensation Plan; provided, however, that the Participant’s election to defer such payment of Awards complies with this Section 5, including but not limited to the requirement that the election to defer such payment is made in accordance with Section 409A.

Whenever payments are to be made under the Plan, the Company will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

6.           Effective Date, Amendment and Termination

The effective date of the Plan is January 1, 2009.  The Committee may amend, modify, suspend, or terminate the Plan or the Awards for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law.  The Committee will seek stockholder approval of any amendment determined to require stockholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.  Notwithstanding the foregoing, no amendment or modification shall be made under this Section 6 which will result in an Award becoming subject to the terms and conditions of Section 409A or otherwise constitute an impermissible acceleration, unless agreed upon by the Committee and the Participant.

7.	Death or Disability, Change in Control, Termination of Employment

A Participant shall have no right to any Award under this Plan until that Award is paid.  Unpaid Awards may also be canceled at the discretion of the Committee.

Unless otherwise provided in a Participant’s change in control agreement, termination agreement or employment agreement, a Participant must be employed by the Company on the date of payment of the Award in order to receive such Award; provided, however, in the case of death, disability (as determined in the sole discretion of the Committee) or change in control, unless otherwise provided in a Participant’s change in control agreement, termination agreement or employment agreement, such Participant’s Award will be equal to the product of (a) the Award applicable to such Participant for the Plan Year in which the Participant dies or becomes disabled, and (b) a fraction, the numerator of which is the number of days in such Plan Year through the date of death or disability, and denominator of which is 365.  Therefore, unless otherwise provided for herein or in a Participant’s change in control agreement, termination agreement or employment agreement (each as in effect prior to February 2008 and not extended or renewed), Participant’s termination of employment for any reason other than death, disability or a change in control will result in the forfeiture of any right to payment of an Award under the Plan.

8.           Nonassignability

No Award or other benefit under the Plan shall be assignable or transferable by the Participant during the Participant’s lifetime.

9.           No Right to Continued Employment

Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without good cause.

10.           Liability of the Company

Neither the Company, nor any affiliate of the Company, nor any member of the Board or the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration and application of the Plan, shall have liability to any party for an action taken or not taken in good faith under the Plan.  Status as a Participant shall not be construed as a commitment that any Award will be made under the Plan to such Participant or to Participants generally.  Nothing contained in this Plan (or any documents relating to the Plan or to any incentive award under the Plan) shall confer upon any employee of the Company any right to continue in the employ or other service of the Company or its affiliates or constitute any contract or limit in any way the right of the Company or its affiliates to change such person’s compensation or other benefits.

11.           Federal Income Tax Consequences

All amounts paid pursuant to the Plan constitute taxable income to the Participant when received.  If a Participant elects to defer a portion of the award, such Participant may be entitled to defer the recognition of income.  Generally, and subject to Section 162(m), the Company will be entitled to a federal income tax deduction when amounts paid under the Plan are included in the Participant’s income.  Subject to stockholder approval of the Plan, the failure of any aspect of the Plan to satisfy Section 162(m) will not void any action taken by the Committee under the Plan.

12.           Unfunded Plan

This Plan shall be unfunded.  Neither the Plan nor any award under the Plan shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person.  To the extent any Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

13.           Governing Law

This Plan and any controversy arising out of or relating to this Plan shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to the matters within the scope thereof.  All other matters shall be governed by and construed in accordance with the internal laws of the State of Ohio without regard to any state’s conflict of law principles.  Any legal action related to this Plan shall be brought only in federal or state court located in Ohio.

14.           Stockholder Approval

Payment of any Awards under this Plan shall be contingent upon the approval of the Company’s stockholders at the annual meeting of stockholders held in 2009.  Unless and until such stockholder approval is obtained, no Award shall be paid pursuant to the Plan.  To the extent necessary for purposes of Section 162(m) of the Code, the Plan shall be resubmitted to stockholders for re-approval with respect to Awards payable for the tax year commencing on and after January 1, 2014.

If the Company’s stockholders do not approve the Plan, payments that would have been made pursuant to Awards that were made contingent upon such approval will not be made.  No provision of the Plan shall prevent the Committee from making any payments or granting any awards outside of the Plan whether or not such payments or awards qualify for tax deductibility under Section 162(m) of the Code.

15.           Section 409A

(a) To the maximum extent permitted by applicable law, this Plan and each Award issued under this Plan shall be interpreted in accordance with Section 409A, and more specifically interpreted so that this Plan is determined to be a “short-term deferral” as defined in Section 409A and thus not subject to Section 409A and the amounts payable to a Participant under this Plan or under any Award shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals).

(b) Notwithstanding anything to the contrary in this Plan, to ensure compliance with Section 409A, the Company shall pay:  (i) any amount payable under Section 7 upon a “change in control” no later than March 15 of the calendar year following the calendar year in which the “change in control” occurred; (ii) subject to the terms of any applicable termination agreement (in existence as of February 21, 2008), any amount payable under Section 7 upon a Participant’s termination without cause or with good reason by the Company no later than March 15 of the calendar year following the calendar year in which the termination of the Participant’s employment occurred; (iii) any amount payable under Section 7 upon the death of a Participant no later than March 15 of the calendar year following the calendar year in which the Participant’s death occurred; and (iv) any amount payable under Section 7 upon the disability of a Participant no later than March 15 of the calendar year following the calendar year in which the Participant’s disability occurred.

(c) If a Participant is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)), as determined by the Company in accordance with Section 409A, as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), to the extent that any payments or benefits under this Plan or any Award are subject to Section 409A and the delayed payment or distribution of all or any portion of such amounts to which the Participant is entitled under this Plan or any Award, exclusive of any amount that is permitted to be distributed under U.S. Treasury Regulations § 1.409A-1(b)(9)(iii) (regarding the two-times, two year exception), is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred under this Section 14(c) shall be paid or distributed (without interest) to the Participant in a lump sum on the earlier of (i) the date that is six (6) months following termination of the Participant’s employment, (ii) a date that is no later than thirty (30) days after the date of the Participant’s death or (iii) the earliest date as is permitted under Section 409A.  For purposes of clarity, the six (6) month delay shall not apply in the case of severance pay contemplated by Treasury Regulation Section 1.409A-1(b)(9)(iii) to the extent of the limits set forth therein.  Any remaining payments due under this Plan or any Award shall be paid as otherwise provided herein.

(d) Notwithstanding anything to the contrary in this Plan or any Award, any election by a Participant to defer all or any portion of an Award under Section 5 shall be subject to all requirements under Section 409A and the Deferred Compensation Plan.